Exhibit 4


                                    EXHIBIT C

                     IMATRON INC. STOCK BONUS INCENTIVE PLAN
                        as amended through June 19, 1999

                                         Date of Board Approval:  May 29, 1987
                               Date of Shareholder Approval:  February 1, 1988
                              Amendment Approved by the Board:  March 26, 1999
                        Amendment Approved by the Shareholders:  June 18, 1999


                                    ARTICLE 1

                            ESTABLISHMENT AND PURPOSE

         Imatron Inc. (the "Company") has adopted the Imatron Stock Bonus Incentive Plan (the "Plan") as of May 29, 1987. The purpose of the Plan is to provide selected employees with stock bonus awards ("Bonus Shares") to reward them for past services and to encourage them to remain in the Company's service as well as providing the Company with a valuable tool for the recruitment and retention of managers and employees of outstanding ability.

                                    ARTICLE 2

                                 ADMINISTRATION

         The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), which has been authorized to act on behalf of the Company. The Committee shall determine the meaning and application of the provisions of the Plan. Subject to the terms of the Plan, the Committee shall have the exclusive authority to act on the following matters: (a) Selection of the employees, including officers, and consultants who are to become Participants; (b) The determination of each Participant's stock bonus award; (c) Any waiver or change of the Plan's conditions; (d) The adoption, amendment or rescission of rules, guidelines and forms relating to the Plan; and (e) Any other actions the Committee deems necessary or advisable for the administration of the Plan.

         All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action he or she has taken, or has failed to take, in good faith with respect to the Plan or any bonus award. The Committee may delegate such ministerial actions as it deems necessary or proper.

                                    ARTICLE 3

                                   ELIGIBILITY

         The Participants shall be selected from time to time by the Committee from those employees (including officers or directors) and consultants who, in the opinion of the Committee, are in a position to contribute materially to the attainment of the Company's financial objectives and managerial goals. Participation may be based on the recommendations of the Company's officers, subject to the Committee's approval. Such recommendations shall include a recommendation as to the number of Bonus Shares that should be awarded to each such individual. In selecting eligible employees and in determining the number of Bonus Shares it wishes to award, the Committee shall consider the position and responsibility of the eligible employees, the value of their service to the Company and its subsidiary and such other factors as the Committee deems pertinent.

                                    ARTICLE 4

                                  BONUS AWARDS
4.1 General. After an employee consultant has been selected as a Participant, the Committee shall notify the Participant of his or her selection by letter (the "Award Letter"). The Award Letter will advise the Participant of the number of Bonus Shares awarded. A Participant will be entitled to receive a maximum bonus of 40% of his or her salary. The intention of the Plan is to reward the Participant for helping the Company meet its annual business plan goals through a high level of goal oriented performance that is over and above the day-to-day responsibilities expected of the Participant for which he or she is regularly paid a salary. 4.2 Payment. The Committee shall determine the Participant's actual stock bonus award (if any) and such bonus shall be awarded from time to time within the Committee's discretion, with the shares to be issued as soon as practicable thereafter to all Participants receiving stock valued at less than $3,000 and within 60 days thereafter for all others to minimize the market impact of such issuance. Distributions of Bonus Shares may be made from authorized but unissued shares. All authorized and unissued shares issued as Bonus Shares shall be fully paid and nonassessable shares and free from preemptive rights. 4.3 Termination of Services. No Participant shall be eligible to receive a bonus award unless such Participant is either employed by the Company or providing consulting services to the Company at the time of the Bonus Award. 4.4 Death, Disability or Retirement. In the event that a Participant ceases to be an employee or service provider by reason of death, disability or retirement or for any other reason, the Committee, in its sole discretion, may award a partial bonus to the Participant (or, in the event of the Participant's death, to his or her Beneficiary). Payment shall be made to the Participant (or his or her Beneficiary as the case may be) according to Article 4(2).

         4.5 Withholding Taxes. Participants shall be obligated to satisfy all federal and state tax withholding obligations arising from the award of Bonus Shares.

         4.6 Nontransferability of Rights. Any right to a stock bonus payment under the Plan shall be nontransferable, except that such right may be transferred to a Beneficiary upon a Participant's death, as provided in Section
4.4. Any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to any such right shall be void and, at the Committee's option, shall cause such right to be forfeited.

                                    ARTICLE 5

                            STOCK SUBJECT TO THE PLAN

         5.1 The total number of shares of the Company's Common Stock ("Common Stock") which may be issued under the Plan shall not exceed 2,200,000 shares. Provided in no event may the Company make more than 400,000 shares per year available for issuance pursuant to bonus awards in any single fiscal year of the Company. The Company shall, at all times while the Plan is in force, reserve such number of Common shares as will be sufficient to satisfy the requirements of the number of shares available for issuance under the Plan.

         5.2 In the event the outstanding shares of Common Stock are increased or decreased as a result of any stock split, stock dividend, recapitalization or other similar change in corporate structure effected without the receipt of consideration, or if the Common Stock is converted into other shares or securities of the Company or any other corporation as a result of a merger, reorganization, or other similar transaction, then appropriate adjustments shall be made by the Committee to the class and/or number of shares which are available for issuance under the Plan in order that there shall be no dilution or enlargement of benefits hereunder.

                                    ARTICLE 6

                            BENEFICIARY DESIGNATIONS

         Upon commencement of participation, each Participant who is an employee of the Company shall by virtue of his or her employment with the Company have named beneficiaries for life insurance purposes under the Imatron insurance plan that will be used for the same purpose under this Plan. Any Participant including consultants may designate a new beneficiary by filing the prescribed form with the Committee. If the participant has not named a beneficiary or if none of the named beneficiaries is living when any payment is to be made, then
(a) the spouse of the deceased Participant shall be the beneficiary, or (b) if the Participant has no spouse living at the time of such payment, the then living children of the deceased Participant shall be the beneficiaries in equal shares, or (c) if the Participant has neither spouse nor children living at the time of such payment, the estate of the Participant shall be the beneficiary. The Participant may change the designation of a beneficiary from time to time in accordance with procedures established by the Committee. Any designation of a beneficiary (or an amendment or revocation thereof) shall be effective only if it is made in writing on the prescribed form and is received by the Company or the Committee prior to the Participant's death.

                                    ARTICLE 7

                               SHAREHOLDER RIGHTS

         No Participant shall have any rights as a shareholder until such time as any Bonus Shares are actually issued to such Participant.

                                    ARTICLE 8

                              NO EMPLOYMENT RIGHTS

         No provision of the Plan, nor any bonus opportunity established under the Plan, shall be construed to give any person any right to remain in the Company's service. The Company reserves the right to terminate any person's service at any time, with or without cause.

                                    ARTICLE 9

                            AMENDMENTS OR TERMINATION

         The Company may amend, suspend or terminate the Plan at any time and for any reason. Neither an amendment of the Plan nor the termination thereof shall affect any Bonus Shares previously issued.

                                   ARTICLE 10

                                  CHOICE OF LAW

         The Plan shall be construed in accordance with and governed by the laws of the State of California.

                                   ARTICLE 11

                                   DEFINITIONS

          11.1 "Bonus Center" means the work unit designated by the Committee for purposes of determining performance goals.

          11.2 "Bonus Shares" means the shares of the Company's Common Stock issueable or issued under the Plan.

          11.3 "Committee" means the Compensation Committee appointed by the Company's Board of Directors.

          11.4 "Company" means Imatron, Inc., a New Jersey Corporation.

          11.5 "Disability" means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

          11.6 "Participant" means an employee or consultant who has been selected for participation in the Plan.

          11.7 "Retirement" means that the Participant has retired under a qualified plan, if any, of the Company or is otherwise deemed to have retired by the Committee.

                                   ARTICLE 12

                                    EXECUTION

         To record the adoption of the Plan, as amended, in the form set forth the Company has caused its duly authorized officers to execute this document.